February 27, 2003



Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309

Gentlemen:

     In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to our report dated February 14, 2003, entitled "Appraisal Report, as of December 31, 2002, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas, and Wyoming; our report dated February 25, 2002, entitled "Appraisal Report, as of December 31, 2001, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas, and Wyoming; our report dated February 26, 2001, entitled "Appraisal Report, as of December 31, 2000, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas, and Wyoming (collectively referred to as the "Reports"), under the caption "Oil and Gas Reserves" in items 1 and 2 of the Annual Report and under the caption "Supplemental Information About Oil and Gas Producing Activities (Unaudited)" in item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

                              Very truly yours,


                              DeGOLYER and MacNAUGHTON


                          EXHIBIT 23.2